Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES CLOSING OF

PUBLIC OFFERING OF $550 MILLION OF NOTES

TAMPA, March 15, 2010 – TECO Energy, Inc. (NYSE: TE) (“TECO Energy”) announced today that its wholly owned subsidiary, TECO Finance, Inc. (“TECO Finance” and together with TECO Energy, the “Companies”), has closed on the sale of $550 million of its notes in an underwritten public offering. The offering consists of $250 million of 4.00% notes due 2016 and $300 million of 5.15% notes due 2020. The 2016 notes were priced at 99.594% of the principal amount to yield 4.077% to maturity, and the 2020 notes were priced at 99.552% of the principal amount to yield 5.208% to maturity.

The offering resulted in net proceeds to the Companies of approximately $543.5 million. The Companies intend to use a portion of these net proceeds to fund the cash purchase of certain notes issued by the Companies that are tendered pursuant to the tender offers previously announced on February 22, 2010 and made pursuant to the Offer to Purchase, dated February 22, 2010 and as modified by our press release on March 4, 2010 (the “Offer to Purchase”), and which tender offers are currently set to expire at 11:59 p.m., New York City time, on Friday, March 19, 2010.

The closing of the offering satisfies one of the conditions of the tender offers, the financing condition, as set forth in the Offer to Purchase.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell notes. The offers to purchase the notes are only being made pursuant to the tender offer documents, including the Offer to Purchase, that TECO Energy and TECO Finance distributed to holders of notes. The tender offers are not being made to holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.

About TECO Energy

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution and energy-related businesses in Guatemala.

About TECO Finance

TECO Finance is a wholly owned subsidiary of TECO Energy whose business activities consist solely of providing funds to TECO Energy for its diversified activities. TECO Finance does not, and will not, file separate reports with the SEC.

NOTE: This press release contains forward-looking statements about the tender offers and the Companies’ intentions to use the net proceeds from the offering, which are all subject to the inherent uncertainties in predicting future results and conditions. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2009.

Contact:	Investors (Mark Kane)	Media (Rick Morera)
	813-228-1772	813-228-4945